UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 17, 2014

Howard Bancorp, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35489	20-3735949
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6011 University Boulevard, Suite 370, Ellicott City, Maryland		21043
(Address of Principal Executive Offices)		(ZIP Code)

Registrant’s telephone number, including area code (410) 750-0020

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 17, 2014, Howard Bank (the “Bank”), the operating subsidiary of Howard Bancorp, Inc. (the “Company”), assumed all of the deposits and acquired essentially all of the assets of NBRS Financial Bank (“NBRS”) from the Federal Deposit Insurance Corporation (the “FDIC”), as receiver for NBRS, pursuant to the terms of the Purchase and Assumption Agreement, dated as of October 17, 2014, by and among the FDIC, Receiver of NBRS, the FDIC and Howard Bank (the “Agreement”).

The Bank acquired approximately $143.4 million in book value of deposits as well as approximately $145.9 million in book value of assets, consisting primarily of $100.5 million in book value of loans and $34.6 million in book value of marketable securities.  The Bank paid a premium of 1.19% to assume all of the deposits of NBRS.  These amounts are based on information currently available to the Company and are subject to change as additional information relative to fair values as of October 17, 2014 becomes available.  The amounts are also subject to adjustments based upon final settlement with the FDIC.

The Bank also acquired two bank premises from NBRS including one branch and one former (now vacant) branch, and is operating an additional five former NBRS branches; while the Bank did not commit to assume the leases on these branches it has the option to do so under the Agreement.  The Bank did not acquire any of NBRS’ other real estate owned.  In addition, no assets were acquired or liabilities assumed from NBRS’ parent entity.

The Bank has entered into an agreement with a third party to sell an aggregate of approximately $18.4 million in book value of certain non-performing and other loans acquired from NBRS within 30 days from October 17, 2014.  Assuming such sale is consummated, the Bank would retain approximately $2.0 million in book value of non-performing loans acquired from NBRS.

The transaction was not subject to any loss share agreement.

The above discussion is a summary only and is qualified in all respects by the specific terms of the Agreement, which is filed as Exhibit 2.1 to this report and is incorporated herein by reference.  This report is not intended to provide any other factual or financial information about the Company or the Bank.  The representations, warranties and covenants contained in the Agreement were made only for purposes of the Agreement and as of specific dates; were solely for the benefit of the parties to the Agreement, may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to those agreements instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company or the Bank.  Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets

The information required by this Item is included in Item 1.01 of this report and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)           Financial Statements of businesses acquired.

To the extent that financial statements are required by this Item, they will be filed in an amendment to this report within the time specified in Item 9.01(a)(4) of Form 8-K.

(b)           Pro forma financial information.

To the extent that pro forma financial information is required by this Item, it will be filed in an amendment to this report within the time specified in Item 9.01(b)(2) of Form 8-K.

(d)           Exhibits

2.1
Purchase and Assumption Agreement, dated as of October 17, 2014, by and among the Federal Deposit Insurance Corporation, Receiver of NBRS Financial Bank, the Federal Deposit Insurance Corporation and Howard Bank

99.1	Press Release dated October 17, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOWARD BANCORP, INC.

	By:	/s/ George C. Coffman
	Name:	George C. Coffman
Date: October 23, 2014	Title:	Executive Vice President and Chief
Financial Officer